On February 27, 2009, The Interpublic Group of Companies, Inc. held a conference call. A copy of the transcript of the call follows:

INTERPUBLIC CALL PARTICIPANTS

Michael Roth

Chairman of the Board and Chief Executive Officer

Frank Mergenthaler

Executive Vice President and Chief Financial Officer

Jerry Leshne

Senior Vice President, Investor Relations

ANALYST CALL PARTICIPANTS

Alexia Quadrani

J.P. Morgan Securities

Craig Huber

Barclays Capital

John Janedis

Wachovia Securities

Matt Chesler

Deutsche Bank Securities

Michael Nathanson

Sanford C. Bernstein & Co.

Meggan Friedman

William Blair & Company

Sara Gubins

Banc of America Securities — Merrill Lynch

Peter Stabler

Credit Suisse Securities

Daniel Salmon

BMO Capital Markets

Thomas Singlehurst

Citigroup Global Markets

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS

Operator:

Good morning. Welcome to the The Interpublic Group fourth quarter and full year 2008 earnings conference call. . . .

I would now like to introduce Mr. Jerry Leshne, Senior Vice President, Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:

Good morning. Thank you for joining us. We have posted our earnings release and our slide presentation on our website, Interpublic.com. And we will refer to both in the course of this call.

This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 a.m. Eastern.

During this call we will refer to forward-looking statements about our company, which are subject to uncertainties in the cautionary statement included in our earnings release and the slide presentation, and further detailed in our 10-K and other filings with the SEC.

At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:

Thank you, Jerry, and thank you all for joining us, as we review our results for the fourth quarter and full-year 2008.

I will begin with the highlights of our performance, and a few key observations regarding our current situation, and then Frank will take us through the results in detail. And then after his remarks, I will return to add some color on our view of 2009, before we move on to Q&A.

IPG has just concluded a very strong year. We met the ambitious financial objectives set for the business, despite an economic environment that deteriorated markedly in the last four to six weeks of the year. Our organic growth performance was at the top of the industry, which shows that our professional offerings are both contemporary and competitive. We delivered on our target of significantly improving operating margin, while still taking necessary cost actions in the fourth quarter that will put us in a better position to deal with the continued economic uncertainty of 2009.

It’s worth noting that important contributions to achieving the 2008 results came from a very broad cross-section of our agencies. Every one of our major global networks — from advertising to media to marketing services — posted organic revenue growth. Performance in international markets was solid across the board. Our integrated U.S. independent agencies did well overall. Those companies and areas of the business that were most challenged a few years ago — which as you know we have been taking strategic actions to address — showed significant improvement in growth and profitability. And if you look at the results we are achieving in award competitions, agency of the year recognition, and other industry honors, you will see that the reputation and standing of IPG agencies is very much on the upswing.

Progress in margin performance continued throughout 2008. The trailing-12-month operating margin trend, which you will see in Frank’s presentation, now shows improvement for ten consecutive quarters. We continued to drive improvement in all of our key cost ratios. In the fourth quarter, despite an organic revenue decrease due to the broader economic conditions, we were still able to increase operating margin by close to 400 basis points.

This result demonstrates that we increasingly have the financial tools and talent to proactively manage our business. This will be an important focus of our efforts going forward, as we navigate the difficult economic environment that we are likely to be facing for the balance of this year.

Fourth quarter operating earnings rose from $272 million in 2007 to $331 million this past year, an increase of nearly 22%. For the full year, operating income jumped from $344 million in 2007 to $590 million in ’08, an increase of 71%, and a long way from the losses the business posted just a few years ago. Earnings per share of $0.52 for 2008 were double the previous year’s results.

These are very significant achievements, and I would like to take this opportunity to thank all of our people, at so many of our agencies around the world, whose talent and commitment to professional excellence contributed to this strong performance.

This type of progress is what we foresaw when we set out to transform IPG. Going forward we will continue to focus on the fundamentals. Delivering customized and integrated solutions to clients, in an increasingly complex and digital media and marketplace landscape. Where necessary, continuing to invest in talent across our portfolio. This is particularly important in higher growth capabilities, such as digital and marketing services, as well as in emerging geographies, such as the BRICs and the Middle East and North Africa, where we have taken significant steps during the past 24 to 36 months to bolster our offerings.

We will also continue to deploy our improved cost disciplines and ensure that we are managing to our margins. And we will stay true to our conservative approach to the balance sheet and liquidity, which has been critical to our success.

Our balance sheet is strong. In light of our cash on hand, untapped standby revolving credit and cash flow from operations, we head into 2009 with ample liquidity, including sufficient cash to redeem the $250 million maturities that will come due late this year, as well as in 2010. Cash from operations increased significantly to $865 million last year, from just short of $300 million in 2007. Working capital management has been a particular area of focus, and as a result, we have seen great improvement. We’ve dramatically strengthened the company’s capital structure and financial flexibility. So while the economic environment is uncertain, we believe that we are well-positioned for these volatile times.

As indicated earlier, in my closing remarks I will have more to add on what we see in the marketplace, and our perspective on 2009, but for now let me turn things over to Frank for the full details of our results.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

Good morning.

As Michael mentioned, our ’08 results were consistent with our financial objectives coming into the year. We achieved fully competitive revenue growth, and we significantly expanded our operating margins to 8.5%.

Our organic revenue growth was 3.8% for the year, which is at the high end for our industry.

On operating margins, we have had significant and consistent progress over the past three years and in every quarter this year. While margins are not yet where they need to be, we are confident that the process improvements we have made to our business model will continue to yield operating progress going forward.

In Q4’s dramatically changed business environment, our organic revenue change was a decrease of 2.2%. However, Q4 operating margin increased 370 basis points from a year ago. This was despite the expense of difficult but necessary severance actions required by the current economic reality.

As we move forward into ’09, the outlook is cautious, so we must therefore continue to manage our cost base aggressively.

2008’s results also include strongly improved cash flow, the result of higher profitability, our focus on working capital management and utilization of our tax operating loss carry-forwards. I would like to reiterate Michael’s point that we ended the year with ample financial resources to manage through a more challenged environment.

For the year, diluted EPS was $0.52, compared to $0.26 a year ago, and increased 26% in the fourth quarter to $0.39 versus $0.31.

Turning to Slide 3, you can see our complete P&L for the fourth quarter. I will cover revenue and operating expenses in detail in the slides that follow. Our effective tax rate in Q4 was 22%, which includes the reversal of $39 million of net tax valuation reserves, which is a direct result of our improved profitability in certain markets outside the U.S. and our judgment that profitability in those markets will be sustained going forward.

On Slide 4, we provide additional detail on revenue.

Reported revenue in the quarter was $1.9 billion, a decrease of 4.1%. Compared to Q4 ’07, exchange rates had a negative impact of 4.2%, while net business acquisitions added 2.4%.

Our organic revenue change was a decrease of $44 million, or 2.2%.

•

As we indicated on our October conference call, we anticipated that project work, typically a key driver of fourth quarter growth, was at risk for cancellation and deferral in this environment. In fact pressure on our events business was the most significant change in the quarter, accounting for approximately half of our consolidated year-over-year decrease.

•	It is also no surprise that auto sector ad spending decreased in the quarter.
•	More generally, while Q4 spending varied by sector and client, the deteriorating macroeconomic environment clearly impacted our clients around the globe.

On the bottom half of this slide, you can see the revenue performance of both operating segments:

•

At our Integrated Agency Networks, reported revenue decreased 2.5% in Q4. The organic change was a negative 1.5%, consisting of a decrease of 2% in the U.S. and a decrease of 1% internationally. We had strong global organic growth at Mediabrands and growth by Lowe. We had a decrease at McCann Worldgroup, primarily driven by lower project-based revenue. For the full year, IAN’s organic revenue growth was 3.4%.

•

At our CMG segment, Q4 revenue decreased 12.8%, while the organic decrease was 6.3%. Here again, the decrease in the U.S. and international were in the same range, with the U.S. down 6%, and international down 7%. Our PR businesses demonstrated good resiliency, with organic growth in the high-single digit range, but the fall-off in Q4 event businesses, and decreases in our sports marketing business, show up disproportionately in the segment. For the full year, segment organic revenue growth was 6.2%.

Slide 5 provides a breakdown of Q4 and the full-year revenue growth by region. As you can see, revenue in most regions of the world showed the effects of the economic conditions in the quarter.

•

In the U.S., the organic decrease was 2.7%, due to the factors I have mentioned: the events business, the auto sector, as well as reduced spending by existing clients. We had strong growth at Mediabrands and our PR businesses, Weber Shandwick and GolinHarris, as well as growth in the U.S. by Draftfcb.

•	Internationally reported growth decreased 6.3%, which includes a significant effect from currency. The organic decrease was 1.7%.
•

In the U.K., where the currency effect on reported revenue was dramatic, revenue decreased 3.5% organically. We had growth by Lowe and the Worldgroup, but that was offset by a decrease in our media business and Draftfcb.

•

In continental Europe, the organic decrease was 4%, due to generally lower spending from existing clients in the region, which offset a solid performance in France and Spain. We had growth for Mediabrands and Lowe, but decreases at our other major global networks.

•

In the Asia Pacific region, organic revenue decreased slightly. We had growth in China and India, but at lower rates than earlier in the year. That was offset by continued decreases in other markets, notably Australia.

•	In Latin America, organic revenue growth was 12%, led by increases at Draftfcb, Lowe and Mediabrands, due to both higher spending from existing clients and net new business.
•	Our other markets increased 18.8% as reported, due to our acquisition of MCN in the Middle East in Q3 of this year, but decreased 5.2% organically.

For the full year, as you can see on the right side of the slide, we had organic growth in every region around the world.

On Slide 6 we present a longer view of organic revenue growth that tracks our trailing-12-month performance. It shows our increases through ’07 and ’08 until Q4. That 3.8% for 2008 is clearly competitive within our peer group.

On Slide 7, we move on to a closer look at operating expenses:

•	Q4 consolidated operating margin grew 370 basis points from a year ago.
•

Salaries and related expenses were $1.08 billion in the quarter, which is a decrease of 2.3% as reported and 70 basis points higher on an organic basis, due primarily to increased severance. Salaries and related expenses were 56.8% of revenue, compared with 55.8% of revenue a year ago.

•	As you can see, severance expense was $48 million in the quarter, an increase of $16 million. Our severance actions in the quarter, in response to slowing pace of business, directly affected approximately 3% of our global workforce, across multiple business units and regions.
•

Our Q4 incentive expense accrual decreased compared to a year ago, due to lower annual incentive awards for the full year and more even quarterly expense recognition, as well as decreased amortization expense of our long-term performance-based equity awards. For the full year, incentive expense decreased $10 million.

•

Temporary labor expense decreased 2.7% of revenue from 3.2% a year ago, notwithstanding lower revenue. This has been an area of increasing discipline for us as the economy slows, and should continue to be a flexible part of our expense base going forward.

•

For the full year, our salaries and related expenses decreased as a percentage of revenue to 62.4% from 63.2%. With the exception of severance expense, we improved our leverage in each of the major cost categories, as you can see in the appendix to our presentation.

•	Turning to office and general expenses on the lower half of the slide:
•	in Q4, O&G expense was $484 million, a decrease of $94 million, or 12.2% organically. O&G expenses were 25.5% of revenue, compared with 29.2% a year ago.
•	We improved leverage on every major component of O&G, which is also the case for the full year.
•

In Q4, we had a significant decrease in pass-through costs from a year ago. I mentioned previously that we saw our events business decrease in the quarter. As we discussed on our October conference call, the event business has a relatively high level of pass-through revenues and costs. When the revenue decreases, the related O&G expense comes out as well.

•	In addition, we had 50 basis points of incremental leverage on travel expenses and office supplies, the result of reinforcing our operating disciplines throughout our agencies.
•	You can see that we continue to work down professional fees as well, especially audit and legal fees.
•

Occupancy expense also decreased as a percentage of revenue from a year ago, as they have for the full year as well, benefiting from the real estate actions we took in Q4 ’07. Our total real estate square footage decreased by approximately 4% in the year, which you can also see in the appendix.

•	For the full year, O&G expenses were 28.9% of revenue, compared with 31.2% in 2007.

We are pleased with our performance on costs and continue to believe there are further opportunities to improve efficiencies, in areas such as operational productivity and real estate utilization.

On slide 8, we show continuing progress on operating margin on a trailing-12-month basis over the past three years. This remains one of our primary financial objectives. It is obviously made easier with revenue growth, and conversely will be more challenging for several quarters as we look ahead. But in formulating our ’09 plan, we have identified specific actionable opportunities on margin. We believe that the processes and people that we have put in place have us well-positioned to get these cost savings.

On Slide 9, we turn to cash flow for the year.

For the 12 months, cash from operations was $865 million, compared with $298 million in 2007, an improvement of $567 million, due to higher net income and significantly improved cash generation from working capital. Again, for perspective on our turnaround, if you look back to 2005, cash from operations was negative, and barely positive in ’06.

•	Deferred taxes were a source of $52 million, compared to a use of $22 million in 2007. This is an area of real improvement for us.
•	Our cash taxes paid in 2008 were $104 million. Cash taxes paid were 22% of pretax income, compared with 37% in 2007.
•	Improved profitability means we are able to increasingly monetize our substantial loss carry-forwards in the U.S. and in several of our largest non-U.S. markets.
•	We utilized approximately $400 million of loss carry-forwards in ’08 for cash tax savings of approximately $120 million.
•	Our loss carry-forward position at year end was $1.4 billion, of which approximately half had valuation allowances against them.
•	Working capital was a source of $194 million, compared to a use of $171 million in 2007. Working capital management has been and continues to be a major area of focus for us.

Investing activities used a total of $250 million in acquisitions and capex. The most significant acquisitions in ’08 were:

•	the Middle East Communications Networks, the premier marketing services group in the Middle East/North Africa region, where we moved from a minority to a majority position; and
•	our majority interest in HUGE, a leading digital agency based in New York.

Financing activities used $277 million, primarily the repayment of almost all of our 4.5% convertible notes in March, which used $191 million.

The net increase in cash and marketable securities for the year was $245 million.

Turning to the current portion of our balance sheet on slide 10, you can see that we ended ’08 with $2.3 billion in cash and short term marketable securities. In the liabilities section, short term debt includes our November ’09 maturities of $250 million of our 5.4% senior notes.

Our debt maturity schedule at year end is presented on Slide 11. Total debt was $2.1 billion. Our maturities are well-spaced going forward, with $250 million maturing in November ’09, and the same amount in November 2010. Michael spoke to these and to our liquidity strength in his opening remarks.

In summary, we are pleased with our performance in the quarter and the year, particularly in light of the economic conditions in the latter part of ’08. Moving into ’09, it is apparent that due to the unprecedented economic forces at work, the next several quarters will be very challenging. We believe that our operating performance speaks to several strengths of our company, including a fully competitive contemporary and diversified offering, a cost structure with important sources of expense flexibility, as well as effective cost discipline and strong financial resources now in place across the organization.

Now let me turn it back over to Michael.

Mr. Roth:

Thank you, Frank.

As you can see, there is a great deal to be pleased about when it comes to our performance for Q4 and the whole of 2008. However, in light of what is going on in the marketplace, the questions that I am sure, which is on everybody’s mind, have much more to do with what we are seeing in the business today and how we see the balance of 2009.

The impact that the global economic situation is having on our industry was evident in the latter part of the fourth quarter, and that trend has carried through into the early part of this year. There is no doubt that we are operating in a very challenging business environment. Given the limited visibility that we or any of our peers have into the business at this point in time, forecasting is extremely challenging.

What I can tell you with certainly is that clients are being very measured and cautious in their approach to all spending. We are seeing them go out to the media owners, looking to drive the best possible deals and get maximum value for their money. They are looking at agency budgets carefully as well, of course. We should benefit from the fact that clients understand that their brands are valuable assets, and that it doesn’t make sense to underinvest in those assets and risk losing market share in the long term.

Having said that, it is also the case then when you make such broad, blanket statements, you run the risk of overgeneralizing a complex situation. Within client sectors and geographies, there is still a higher degree of variability in terms of how clients are behaving. Some client industries are being affected more than others, as are certain marketing disciplines.

We are fortunate that our business includes a degree of diversification that should provide some resiliency, even in these difficult times. We have a large number of clients across a broad spectrum of industries and world markets. We have done a lot of work over the past couple of years to strengthen our offering in emerging geographies. And the largest investment we have made during the turnaround has been in talent, particularly in building up embedded digital competency across all of our units.

Our global operators are reporting that certain geographies, especially within Asia and Latin America, may see lower growth in 2009 than in recent years, but are still forecasting growth. Conversely we are seeing softness in a number of the larger developed European markets, which means we will all have to manage very conservatively, in light of likely revenue decreases. Our highly diversified client mix should be a plus. Our financial service exposure is limited and, to date, we are seeing a number of our major consumer goods clients continue to invest in their brands.

Within our own offering, many of the marketing service offerings are holding up. We have been pleased by the way PR continued to perform Q4 and thus far in 2009. Our health care marketing agencies are very strong, and we have had good success recently in consolidation pitches orchestrated at the holding company level, but involving a number of our health care assets. Even in this economy, activation activity is required, particularly since many clients still need to move product at a time when consumers are feeling very wary, which means they need highly direct and targeted appeals.

We also continue to see demand for digital and emerging media capabilities. This is an area I would like to spend a minute addressing. As you know, we have some outstanding digital agencies. R/GA, which is the best in class, and MRM, which if it were a standalone would be one of the three or four largest global digital agency networks. Reprise Media and HUGE, which were both acquired in the past couple of years, also come to mind. But our overriding philosophy is that digital smarts and know-how have to be at the core of everything that we do, and therefore digital capabilities have been embedded in all of our agencies — in advertising, media, PR, activation, you name it.

At this point, digital activity is growing significantly at all of our agencies, and we believe our revenue from digital offerings across the company is competitive with our peers. Because having an integrated fully faceted digital offering is vital to so many of the pieces of our business that we handle.

What this means is that, while we are going to continue to be active in looking at potential acquisitions and alliances in narrow areas of technology specialization, for the most part we keep building digital within our agency structures and migrating revenue as budgets shift to increase digital activity.

That is a view of what is going on across our portfolio —the places where there is pressure as a result of the economy, and what we see as the areas that will help us, in relative terms, to weather the storm.

The other item that is on top of mind for us is staying very close to the broader economic developments, and reacting quickly to protect our margins. Since it is unclear what competitive organic revenue growth will look like for the balance of 2009, we must be extremely focused on controlling our costs. We have demonstrated last year that we are driving greater leverage from base pay, temporary labor and incentives, as well as all of our O&G categories. We will have to keep looking at all of those measures closely, because managing the business very conservatively is going to be key as we move through this period of uncertainty.

To sum up, during 2008 we posted the best performance IPG has delivered in many years. We have consolidated the gains in our professional offerings, we continue to attract top talent, and we are successfully addressing emerging areas of client need. We have made great progress in developing tools and systems required to manage the business more proactively with greater discipline. Our conservative approach to the balance sheet and liquidity has put the company on sound financial footing and given us increased financial flexibility to weather potential volatility. We believe these factors will be vital as we move through the current economic difficulties and emerge in a strong position to enhance IPG’s long-term value.

With that, I would like to thank you for being with us, and open up the floor to questions.

QUESTIONS AND ANSWERS

Operator:

Thank you. . . . Our first question comes from Alexia Quadrani. You may ask your question, and please state your company name.

Alexia Quadrani, J.P. Morgan Securities, Inc.:

Thank you. Alexia Quadrani from JPMorgan. A couple of questions. First, you mentioned that revenue fell off late in the quarter: can you give us some color as to how much the drop-off was in December, and how that has trended into January? Did it stay at December levels, or has it gotten worse? And a second question is, you mentioned you have some actions to help profitability or further cut costs in ’09. Given that it is obviously going be a very challenging top-line environment, could you give us a little bit of color on how much you think you can, I guess how much flexibility there is in margins, how much will they decline, or how much can you preserve them?

Michael Roth, Chairman of the Board and Chief Executive Officer:

All of that in two questions, Alexia, thank you. Let me take the second part, and then we will get into some of the details of the first part. Obviously, this is an evolving situation with respect to 2009. I think what we have shown, is that we have been quick to react to taking costs out of our business, and therefore we expect as the revenue declines persist, we will be taking actions in the first quarter, and particularly and obviously salary is an important part of that. So we do expect to see it, and in fact, you have seen recent announcements at some of our agencies, which showed some cutbacks already taking place.

So we are ahead of the curve, and frankly let me just address the major question. That is, for 2009, where do we think we are going to end up? And obviously it is hard to project what revenue will be for 2009, but our expectation is if revenue declines in the range of conservatively 2 to 3%, we think we can maintain margins by taking actions early on. If the revenue deteriorates at a greater rate than that, obviously we will be hard pressed to maintain our margins, but I think we have shown an ability to react and show that we are very aware of margin objectives within IPG.

Ms. Quadrani:

Mike, you are talking about organic right there?

Mr. Roth:

That is correct.

Ms. Quadrani:

Okay.

Mr. Roth:

And as far as the fourth quarter, I think we threw out a number of about 75 million in the fourth quarter. Let’s assume we reached somewhat part of that number in the fourth quarter, and we continue to see some of that in the first quarter of 2009.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:

And the 75 million, Alexia, related to the project-related businesses that we called out as at risk. As we mentioned in our comments, that is where we saw the steepest fall off.

Ms. Quadrani:

Okay. If I can sneak in one more. The balance sheet has been a bit of a concern here. It looks stronger and stronger, particularly with the fourth quarter year-end numbers. Could you give us a sense, though, there has always been an overhanging question of how much of your cash is needed to fund ongoing business versus what is really completely yours in reserve. Could you give us a sense maybe what the cash balance is at the low point, mid-month of any month in the year, to give us a sense of how much you need for operations?

Mr. Roth:

I will let Frank answer part of that question, but just let me reiterate: first, all of the cash on our balance sheet is ours. I have to say that on every call, and it is true. Obviously, there are high points and low points, and Frank will address the ups and downs if you will of our cash flow, but if you recall in my opening remarks, I indicated to you that we believe that the two big maturities we have in 2009 and 2010, we can handle the payment of those maturities out of our cash flow. Converting that to we believe we have about $500 million of cash available for use to pay off that liability without accessing the additional capital markets.

Mr. Mergenthaler:

And we expanded disclosure in our public filing to give month-end, high-water mark, low-water mark for cash for 2008. The low-water mark was about a billion five. That was right after we paid the $250 million notes in March; high-water mark was end of the year. And probably within a month there is approximately a $200 million swing on top of that month end. So that data should be able to allow you to do sensitivities off of what the intraquarter volatility is.

Ms. Quadrani:

Okay, thank you. That is very helpful.

Mr. Roth:

Thank you.

Operator:

Our next question comes from Craig Huber. You may ask your question, and please state your company name.

Craig Huber, Barclays Capital:

Yes, good morning. Craig Huber. A few questions, a very similar one to Alexia’s. About your cash balance, you give us some detail there. But what was your average cash daily balance here for the entire 2008?

Mr. Mergenthaler:

Craig, we’re not going to give a daily balance. The fact that we have given month-end cash position, high-low for the year, and you can see our quarterly numbers land, and the fact that we just commented intramonth there may be $200 million of volatility -- that is a whole heck of a lot of data that allows you to model the sensitivities in our cash.

Mr. Huber:

An awful lot of concern out there among your debt and equity holders. You’re saying the low point the entire year, any day, was 1.5 billion.

Mr. Mergenthaler:

No, what we said was the low at any month end was 1.5 billion. That was right after the payment of the $250 million notes. And intramonth you have got about a $200 million swing, based upon the working capital needs of the business.

Mr. Roth:

And I think that the concern about the debt, I think we have answered that, and that is, we believe, given our current position, that any maturities for 2009 and 2010 can be handled from our own cash flow.

Mr. Huber:

So just to be clear, you are saying cash is never, the whole year never went below a billion three then?

Mr. Mergenthaler:

If my low water mark was 1.5, and we have 200 million, yes, that would be the math.

Mr. Huber:

Good. Let me ask a question here. With your ’09 and ’10 maturities coming up, I believe your 2010, November $250 million bonds are trading at roughly $0.70 on the dollar. With at least a billion three of cash laying around, why don’t you go out there and have a tender offer, maybe a 10% premium, and take those out preemptively here, rather than wait until 20 months, because you have to pay them off regardless in 20 months?

Mr. Roth:

One, if I answered that yes, the trading will be about 95%. The current trading on that is really 90 not, of the ’09s is in 90% range.

Mr. Huber:

I am talking about the 2010 ones.

Mr. Roth:

Well, okay, look we know that is out there. I think everyone knows the uncertainty in the overall economic environment requires us to be conservative on the balance sheet. If as we go through 2009, the economic situation becomes more stable, and we continue to be more comfortable with our overall financial position, we will obviously look at that. But the critical question right now is do we have then the financial resources to be able to pay that off when due? The answer to that is, we believe, yes.

Mr. Huber:

One last question, please. What was, for the full year, what was your total auto revenue exposure? And how does that break down between Detroit and elsewhere?

Mr. Roth:

I might as well go for this. We won’t give the whole auto, but the elephant in the room, and the question that people are constantly asking us --- and we normally don’t like to give out exposures to a particular client -- but right now, our total exposure to General Motors, including our work in process, is roughly $150 million. I mean there has been a lot of speculation about that. You should know that we build all of that into our stress testing in terms of our plans, our cash flow modeling, and the statements made to you about the ability to retire our debt.

Mr. Huber:

Great. Thank you very much.

Mr. Roth:

You are welcome.

Operator:

Our next question comes from John Janedis, you may ask your question, and please state your company name.

John Janedis, Wachovia Securities:

Hi. Thank you. Wachovia. Michael, you touched on this, but with the current environment, can you give more color on to what extent you are seeing clients ask for better terms, and are you also seeing competitors lowering bids in order to gain share here?

Mr. Roth:

The second part you never see it as a competitive bid as lowering it. A lot of it has to do with scope. There is no question that we are in constant dialogue with our clients with respect to scope, and getting better value for their dollars. The real discussion is, how can they get better return on investment for their spend. We are spending a lot of time modeling, and showing the allocation, and using our tools to maximize the return on the spend.

And there is no question that clients are cautious, in terms of how they are going to spend their dollars. So what we are seeing is constant dialogue, proving where they spend their money has the biggest return. I also think you are going to see some reduction in the experimental media, if you will. Clients are much more reluctant now to make investments in areas that haven’t really proven themselves.

So I think you will see a fall-off in that, and as the year gets, comes through in the latter part of the year, hopefully we will see some recovery, and start seeing the spending pick up in that environment. You can’t specifically say that we are out there competing on a fee basis with our competitors. It is more or less how can I spend dollars and get the maximized return on our investment.

Mr. Janedis:

Okay. And then separately, there has obviously been talk about advertisers stretching out payment terms. Do you think that could actually give you an opportunity to maybe take share from smaller independents, and are you in turn trying to ask for similar terms for you from the networks?

Mr. Roth:

There are two parts to that. One is no, we are not going to go out and start using ourselves as a bank in order to provide better terms so we pick up clients. Some clients are asking for terms, we frankly have been very reluctant to to do that. And yes, it is on one hand we deal with our clients, on the other hand we have vendors that we have to deal with as well. So our treasury department is very much engaged in matching our revenue and our expenses, and that is what they should be doing.

Mr. Janedis:

Thank you very much.

Operator:

Thank you. Our next question comes from Matt Chesler. You may ask your question, and please state your company name.

Matt Chesler, Deutsche Bank Securities:

Deutsche Bank. Good morning.

Mr. Roth:

Good morning.

Mr. Chesler:

So, very impressive declines in the OG&A expense. Two questions related to that. One is: how far along are we on your progress in bringing down professional fees? It was down in the quarter, perhaps not down as much as I had modeled, but also, secondly, you mentioned that perhaps some of what we saw in the decline was a reflection of lower pass-through revenues with offsetting expenses. If you can isolate that for us as well.

Mr. Mergenthaler:

Matt, on the professional fees, not too long ago they were 5% of revenue. We had said back then we hope to get them down to around 2%, which is where we are. We continue to make good traction there, and we would expect further improvement into ’09.

With respect to the pass-throughs, which if you look through the appendix in that Other O&G category, the effect on margin is relatively small, just because that is the whole phenomena of grossup accounting. So while it takes the specific O&G metric and makes it look smaller, the impact on the overall margin improvement of 370 basis points in the quarter is relatively de minimis. The other O&G categories we continue to aggressively go after, things like real estate, things like insurance, things like every dollar that goes out the door across the globe, is getting a greater level of scrutiny, and our teams are doing a terrific job in managing those respective cost buckets.

Mr. Chesler:

Okay. So the margin impact was minimal. In terms of the dollar impact in the quarter, roughly what was that, and is this the pass-through situation something that we are going to see for future quarters?

Mr. Mergenthaler:

Well, the pass-through issue is with the project-related businesses, and the grossup accounting, it is an issue. And it is something that we have called out, and I don’t have the exact number. We will follow through with Jerry afterwards. But again I look at the holistic view on the margin, and to me it is relatively de minimis, because we lost the corresponding revenue.

Mr. Chesler:

All right. Thanks, Frank.

Mr. Mergenthaler:

You are welcome.

Operator:

Thank you. Our next question comes from Michael Nathanson. You may ask your question; please state your company name.

Michael Nathanson, Sanford C. Bernstein & Co.:

Stanford Bernstein. Frank, just going back to that point on page 32: looking at all other O&G, it was de minimis in margins, but there was a big swing on all other O&G, which means 350 basis points as tied to revenue. So the question is, if that is going to impact margin within all other O&G, was there anything else within that line, like bad debt expense, or foreign currency, that swung really positively on margin?

Mr. Mergenthaler:

Bad debt actually was relatively de minimis. There was a big depreciation year-on-year -- there was a big depreciation year-on-year change, where last year we had some accelerated depreciation due to some real estate moves we made, where depreciation this year is more normalized. So that shows in the improvement. So, look, there is a whole bunch of things that go through there. Insurance goes through there, F/X goes through there. And we did have some F/X transactional gains in the quarter. But not much to really move the needle. Again, it is made up of a bucket of different costs.

Mr. Nathanson:

Okay. Then the question I have, is the event business similar margins to the overall company, is it higher? That is a business that you think would be at risk in ’09. So is that . . . ?

Mr. Mergenthaler:

Because of the gross up issue, Michael. the margin on it is relatively small.

Mr. Nathanson:

Okay.

Mr. Mergenthaler:

Because if you think about it, the real value creation there, is the fee you get for putting on the event -- when you are forced to gross up your P&L for all of the costs and the corresponding spend the net margin is relatively small.

Mr. Roth

Yes, but again it is still a profitable business for us. I don’t want you to think that means it is not profitable. It is just a question of the mechanics of the gross up in our calculations of margin.

Mr. Nathanson:

Okay. That helps, thanks, guys.

Mr. Roth:

You are welcome.

Operator:

Thank you. Our next question comes from Meggan Friedman. You may ask your question, and please state your company name.

Meggan Friedman, William Blair & Company:

William Blair and Company. I apologize if I missed this, but how should we think about the annualized savings from the severance actions taken in the fourth quarter? And then, can you provide a little more color on how we should be thinking about severance expense in Q1, and the first half, relative to Q4?

Mr. Mergenthaler:

Yes, the 48 million of severance, Meggan, that we took in the fourth quarter, we believe has a run rate savings of about $100 million. The mix of that severance is about 2/3 U.S., a third outside the U.S. As we look into Q1, there was only so much action you could take in Q4. Our teams are, as they continue to formulate their view on revenue, and speak with their clients, we can expect to see higher than normal severance expense in the quarter. I don’t have a number for you now. I don’t think our teams do, but to Michael’s comments, everybody is pretty maniacally focused right now on managing costs, and the environment we are in, and while we are doing a good job on costs other than salary, the big cost base out there is our people. And we are trying to be very sensitive to the fact that that is our key asset, but the cost base and salary line has to align with our projected revenue, and that’s a moving target right now.

Mr. Roth:

Let me add that I think one of the things you can take away from our performance in 2008, is our ability to focus on the margin, and take necessary actions, when there is a reduction on the revenue side. And when we set targets now, we’re setting targets based on margin, and letting our business units manage their business to that. In order to accomplish those margin objectives, there is no question that severance actions and things like that come into play. So I think in the first quarter, you’re going to see some action in that area, particularly because of the uncertainty of what is coming in the rest of 2009. So I think we will see some action in the first quarter on that.

Ms. Friedman:

Okay. Thank you. Then a housekeeping question, in terms of what you are thinking about the F/X impact for Q1 and for 2009, with rates where they are today?

Mr. Mergenthaler:

I think it is between 4 and 5%. Again you can circle -- I think that is the number that if I remember correctly for the quarter, and for the year. Maybe it was a range, I think the first quarter may have been 4%, and it may have been 6, or maybe a little higher, maybe 6 to 8.

Ms. Friedman:

Okay. Thank you.

Operator:

Thank you. Our next question comes from Sara Gubins. You may ask your question, and please state your company name.

Sara Gubins, Banc of America Securities — Merrill Lynch:

Hi, thank you. Bank of America — Merrill Lynch. You mentioned further opportunities to reduce costs in real estate. Could you discuss the timing of this, and the potential magnitude?

Mr. Roth:

Well, we are constantly looking at -- I think the one area that we have managed to show continued improvement in, and we have done a great job in, is managing our real estate. There aren’t any huge opportunities on real estate, but whenever we can see consolidation in some of our locations, we will do so. And the timing of that is, again, toward the beginning of the year, because we are looking to provide savings, and therefore the earlier we are take any such actions the better.

Mr. Mergenthaler:

Sara, we have been reducing our real estate footprints, and so forth. And you have got to do it on a market-by-market basis, and we have done a pretty good job of consolidating various companies and markets. We have done it in Shanghai. We have done it in Paris, we have done it in Los Angeles, but you are tied somewhat to the lease maturities. But I do think the real estate team has been very, very effective there, and I think our agencies have been very willing to do whatever they can, to try and drive costs out of the respective businesses, with being flexible in real estate.

Ms. Gubins:

Okay, thank you. Just one other question: could you talk about acquisition plans, if any, or is it fair to assume that you might hold off given the current environment?

Mr. Roth:

Yes. Obviously we are very cautious about using our cash and spending our capital in an uncertain environment. So therefore, if there are some acquisitions, they would tend to be more towards the latter part than the early part of the year. And in the areas that I mentioned in my opening remarks, I think the digital area, emerging markets, those are areas where we will continue to invest in, and again, we have a couple of transactions in mind. Order of magnitude, we are looking in the range of $100 million is our plan for the year, and we don’t expect to exceed that, as we have been able to retain, keep our acquisitions within our targets in the prior years. And we will be cautious in terms of how we go forward. But nothing huge, pardon the expression “huge,” because we did a transaction called HUGE, but nothing of a great magnitude on the horizon.

Ms. Gubins:

Great. Thanks very much.

Mr. Roth:

You are welcome.

Operator

Thank you. Our next question comes from Peter Stabler. You may ask your question, and please state your company name.

Peter Stabler: Credit Suisse Securities:

Yes, Credit Suisse, thanks for taking my question. Michael, it seems to be generally accepted that traditional advertising wins, on the new business front, are only partially based on price, and that chemistry, track record and strategic insights into a client’s business are more important. In this environment, should we assume that price of services will play a more prominent role, or I guess put another way, are new business wins this year, are they going to be less profitable than new business wins a year ago?

Mr. Roth:

No. I think what you are going to see in new business is they are going to be more tactical, and the return on investment is a critical component of any pitch that we are involved in. The pitches that we have seen recently have been won on integrated offerings. You know, it has taken a number of years for us to keep saying that, but now it is a reality. When we go into a new business pitch we are bringing all the resources we can to the table, whether it be media, whether it be activation, whether it be digital, whether it be PR. Everything has to be brought to the table at one place to the client, to show the overall effect of an integrated offering. When you put that all together, you have to be able show a return on investment, with respect to the spend. That is where all of the play is going to be, and that is if we can have the tools and resources that show that for every dollar that is spent, there is a return on investment, that’s what is going to win the day. So that’s why we have invested as we have, particularly in the actions we have taken on the media side, and the formation of Mediabrands, and all of the talent that we have added with respect to our media offering, as well as the digital capabilities, and the tools and resources in measurement and analytics, that are critical in those environments. But there is no question that when we are in a pitch, the bang for the dollar is critical. So it’s not so much negotiating the price, as it is providing efficiencies, and maximization of returns.

Mr. Stabler:

Thanks. One more quick one, if I may. Frank, you commented on the working capital improvements this year, and they were really impressive. Could you comment on a view for ’09, particularly given that total media spend will likely decline?

Mr. Mergenthaler:

Right. I think that in a growing business, this model is cash flow generative from working capital. It becomes much more challenging in flat-to-declining periods from a revenue basis. That is what we are expecting to see in ’09. I don’t expect to see the cash generation we saw this year. With that said, not too long ago, Interpublic was very weak in managing it’s working capital. I think the treasury team working with the operating folks around the world, have done a terrific job in tightening the managing of our payables and receivables up. We would hope that, even with a decline, we can still hold our own in the working capital area just because we have got a full court press on it, and better visibility into it.

Mr. Roth:

To be specific, we have in our objectives for our business units working capital is one of the components of incentive compensation. So, obviously we have strong controls now, which is great. We have a lot of visibility into our businesses, and the businesses know that they have to do this. That is how they are getting paid.

Mr. Mergenthaler:

And Alexia or Craig -- someone asked the question about, are we seeing our payment terms start to draw out. We are seeing it in certain clients, but we are also very aware of it, and we are doing the same thing on the payable side, to insure that our credit exposure is held to a minimum.

Mr. Stabler:

Thanks very much.

Mr. Mergenthaler:

You are welcome.

Operator:

Thank you. Our next question comes from Dan Salmon. You may ask your question and please state your company name.

Daniel Salmon, BMO Capital Markets:

Good morning. BMO. A lot of stuff has been covered already. I think I remember in the second and third quarter, there were some U.K. events that were helping revenue there. I think you said at the time that they were bi-yearly. Is that correct, and should we expect those not to repeat this year?

Mr. Roth:

I am not sure which ones, but normally those type of events are nonrecurring, one-time items, and as the year goes through, we will see if we have another one, but right now I think you have to look at it that way.

Mr. Mergenthaler:

There is a good portion of our events business every year, Dan, that they have to go out. It is not repeating. They are to be generated, it was pretty significant.

Mr. Salmon:

Okay. And then, Frank, just to get back to the margins question, it sounds like there are some internal levers still to be pulled here, but as you put it, margins aren’t at the level where they need to be yet. From where they are now to where they need to be, can you quantify how much of that are internal things, related to professional fees, real estate, those type of more corporate-level type expenses, that can be pulled, versus operational efficiencies at the agencies?

Mr. Mergenthaler:

I think for us to attain competitive margins, there has to be component of growth in the equation, where we are converting new revenue at an efficient rate. So in an environment where there is no growth, getting to “competitive margins” is impossible.

Our view now is how do we defend our margins in a top-line declining environment. And there there is some range that our top line can go down, we can defend margins. But if it goes down in excess of that, it will be very difficult to hold our margins. I think that the process improvements we have put in place, and the tools we put in place, and the people we have put in place -- we have shown dramatic improvement in our ability to manage our cost base, and I think right now that the gap between where we are and competitive margins is based on revenue.

Mr. Roth:

It would be a mistake for us to slash and burn from a cost perspective, to achieve competitive margins, because that would be a short-term fix. When this market does turn around, we want to make sure we are in a position to be competitive, and have the talent and resources. And in fact, a lot of our clients have asked the question, if you are cutting, how will we be assured we are going to have the talent and resources necessary to meet our needs.

So you have to look at this on a long-term basis, and we can get to our competitive margins that we are driving towards, just by taking costs out. So -- and we are very much aware of it. That doesn’t mean we are not looking closely at our margins, and making sure that every opportunity is not taken, but you have to take a longer term view of this, and make sure you are competitive, because the worst thing you can do is slash too many costs out of this business, and then be at a competitive disadvantage when it comes time to compete.

Mr. Salmon:

Okay. Then just one last quick one, do you have an employee count number for the end of the year? And if you have a split between U.S. and international that would be great too.

Mr. Roth:

I think that’s in the material, isn’t it? It was 44,000.

Mr. Mergenthaler:

46,000, the year-on-year 46,000? No. Hold on for a second. We are getting it. Yes, it is 44,000, my fault. Michael was right, again. And the year-on-year increase, it was 100% attributable to the acquisitions. Of MCN, and . . .

Mr. Roth:

Right.

Mr. Salmon:

Okay. Thank you.

Mr. Roth:

Okay.

Operator:

Thank you. Our final question comes from Tom Singlehurst. You may ask your question, and please state your company name.

Thomas Singlehurst, Citigroup Global Markets:

Good morning. I am from Citigroup. I had a question just on the margin. You talk about on the one hand a complete lack of visibility. But earlier on in the call, you mentioned making sure that the operational guys are focused 100% on delivering margin. I am sort of interested in how you actually do that. I mean, should we just expect more volatility in margin performance through the year, with effectively balancing through the final quarter, as you try and sort of get the cost allocation correct, or adjust severance, or adjust incentive payments to make up for over or underservicing? That was the first question. The second question is actually on the tax losses. On the basis that they have, presumably or potentially, have more value to someone else than to you, is there any way that you could structure disposals, to sell off touchy assets, that would sort off offset tax losses?

Mr. Roth:

First of all, let me – I’m a former tax guy. Those losses aren’t worth anything more to other people than us. The issue is profitability of the businesses that generated those losses. So to the extent we can generate profits, that is how we will use those losses.

I didn’t say we had total lack of visibility. I said it is difficult for visibility. Obviously we have budgets, we are working with clients, we get input from our clients on a daily basis, in terms of scope of work. So we do have a base business that we have visibility into, and we have to manage to. It is increases or decreases in that scope that we have to manage to. But we do have some visibility into our business.

Mr. Mergenthaler:

Tom, on the variability of cost base, the message to our operating folks around the world is, you have got to stay very close to your clients, and your projected revenue, and if that revenue is not sufficient to maintain your cost base, you have got to take appropriate actions. We would expect if the year continues to soften, that our severance expense would be higher year-on-year. And we say manage to our margin, we are trying to make sure our businesses are right-sized for the revenue base that they have, as opposed to managed to a specific margin target in a quarter. So we are pushing very hard. To the extent that our revenue is not where it needs to be, we have got to adjust the cost base accordingly. That will cause some volatility quarter to quarter in our margins.

Mr. Singlehurst:

Got you. One final question on staff turnover: has the turnover rate stayed broadly constant?

Mr. Roth:

The turnover rate is constant, but unfortunately we are faced with severance. It is hard to say it is constant when we are involved in a severance environment, but I would say the key talent resources that we have has remained constant.

Mr. Singlehurst:

Brilliant. Thank you very much.

Mr. Roth:

Thank you. Well I guess that was the last question. Let me thank everyone for their support. I hope you get a sense that we have come a long way from a business perspective. We are keeping our heads down, we are doing what’s necessary to manage to the margins, and grow our business, and that will be our primary focus. Again, thank you for all of your support.

Operator

Thank you. This does conclude today’s conference. We thank you for your participation. At this time, you may disconnect your lines.

*       ****

Cautionary Statement

This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our 2008 Annual Report on Form 10-K under Item 1A, Risk Factors. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a weakening economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•

risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our 2008 Annual Report on Form 10-K under Item 1A, Risk Factors.